Exhibit 99.1

NewsRelease		(Williams Logo)

NYSE: WMB

Date:	May 3, 2006

Williams and ONEOK Affiliate to Form Joint Venture for New NGL Pipeline
Gives NGL Producers a New Option for Reaching Conway Markets

TULSA, Okla. – A unit of Williams (NYSE:WMB) and an affiliate of ONEOK, Inc., (NYSE:OKE) have entered into an agreement to form a joint venture that will develop new pipeline capacity for transporting natural gas liquids from production areas in southwestern Wyoming to central Kansas, home to one of the nation’s largest NGL storage and distribution hubs.

Natural gas liquids include fuels such as ethane, propane and butane that are used in petroleum refining, home heating, and as industrial feedstock to manufacture plastics.

“This project is a great industry solution to accommodate the growth of NGL volumes from the Rockies,” said Alan Armstrong, president of Williams’ Midstream business. “We’re committed to finding ways to get new supplies of energy into the marketplace more efficiently and more economically.”

Williams initiated the 750-mile project – known as Overland Pass Pipeline Company, LLC. – last year to provide an additional outlet for NGL supplies produced at the company’s two natural gas processing plants in Wyoming.

Williams is a major producer and owner of NGL supply through these operations near the towns of Opal and Wamsutter. The company retains equity volumes of NGL as payment-in-kind under certain processing contracts.

ONEOK’s affiliate, Northern Border Partners, L.P. (NYSE:NBP), has agreed to reimburse Williams’ development costs to date for the proposed pipeline and initially will own 99 percent of Overland Pass Pipeline. Subsidiaries of Northern Border Partners will manage the construction project and operate the pipeline.

Williams is retaining a 1 percent interest in Overland Pass Pipeline Company and has the option to increase its ownership to 50 percent and become the operator within two years of the pipeline becoming operational. Start-up is tentatively planned for early 2008.

Additionally, Williams has agreed to dedicate its equity NGL volumes from its two Wyoming plants for transport on Overland Pass Pipeline under a long-term shipping agreement. The terms represent significant savings to Williams compared with the existing tariff it pays and other alternatives the company considered.

  Subsidiaries of Northern Border Partners also will provide other downstream services that will ultimately give Williams access to another major demand hub in Mont Belvieu, Texas, for finished NGL products.

“Overland Pass is ideal for Williams and other energy producers that we serve in Wyoming,” Armstrong added. “This will give our customers at Opal and Wamsutter a more direct route for moving their liquids into Mid-Continent NGL markets.”

From a technical standpoint, the new pipeline is designed to minimize the operating cost of transporting NGL volumes out of the Rockies by taking advantage of the gravity that results from the elevation difference between Wyoming and Kansas.

The joint venture and related commercial agreements are subject to approval by Williams’ board of directors.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Richard George

Williams (investor relations)

(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.